U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           R. Lang Construction, Inc.
                           --------------------------
             (Exact name of registrant as specified in its charter)

North Dakota                               1521                   45-0428742
------------                               ----                   ----------
(State or other jurisdiction   (Primary Standard Industrial (I.R.S. Employer
of incorporation or             Classification Code Number)  Identification No.)
organization)

9005 Oak Drive, Bismarck, North Dakota                                   58503
--------------------------------------                                   -----
(Address of registrant's principal executive offices)                 (Zip Code)

                                 (701) 258-0264
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                             Michael J. Muellerleile
                                  MC Law Group
                          4100 Newport Place, Suite 660
                         Newport Beach, California 92660
                                  949.250.8655
                             Facsimile 949.250.8656
                             ----------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] -------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================== ============= ================== ================== ==============
       Title of each class         Amount      Proposed maximum   Proposed maximum     Amount of
          of securities            to be        offering price       aggregate       registration
        to be registered         registered        per share       offering price         fee
------------------------------- ------------- ------------------ ------------------ --------------
Common Stock, $.001 par value    5,500,000           $0.01            $55,500           $13.26
=============================== ============= ================== ================== ==============

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                           R. Lang Construction, Inc.,
                           a North Dakota corporation

                        5,500,000 Shares of Common Stock

This prospectus relates to 5,500,000 shares of common stock of R. Lang Construction, Inc., a North Dakota corporation, which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which we believe were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There currently is no market for our common stock, and we have not applied for listing or quotation on any public market. We do not expect a liquid market to develop for several years, if at all.

See "Risk Factors" on pages 5 to 12 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is December 28, 2001
                             Subject to completion.

                                TABLE OF CONTENTS

Prospectus Summary ...........................................................4
Risk Factors..................................................................5
Forward Looking Statements...................................................12
Use of Proceeds..............................................................12
Determination of Offering Price..............................................12
Dilution.....................................................................12
Selling Security Holders.....................................................12
Plan of Distribution.........................................................13
Legal Proceedings............................................................14
Directors, Executive Officers, Promoters and Control Persons.................15
Security Ownership of Certain Beneficial Owners and Management...............16
Description of Our Securities................................................17
Interest of Named Experts and Counsel........................................17
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities...................................................17
Organization Within Last Five Years..........................................18
Description of Business......................................................18
Management's Discussion and Analysis of Financial Condition and
Results of Operations........................................................23
Description of Property......................................................25
Certain Relationships and Related Transactions...............................25
Market for Common Equity and Related Stockholder Matters.....................25
Executive Compensation.......................................................26
Financial Statements.........................................................27
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure.........................................................44
Legal Matters................................................................44
Experts......................................................................44
Additional Information.......................................................45
Indemnification of Directors and Officers....................................45
Other Expenses of Issuance and Distribution..................................45
Recent Sales of Unregistered Securities......................................46
Exhibits.....................................................................46
Undertakings.................................................................47
Signatures...................................................................48

Prospectus Summary
------------------

Our business:                      We incorporated in North Dakota on January
                                   14, 1993. Our principal business address is 9005 Oak Drive, Bismarck, North Dakota,
                                   58503. Our telephone number is 701.258.0264.

                                   We are a real estate builder of residential properties in the areas of Bismarck and Mandan, North Dakota. We have been involved in the homebuilding industry for over twenty-five years. In the home construction and sales industry, there are four major facets: building custom homes, building production homes, building townhomes, condominiums and apartments, and remodeling. We concentrate our residential construction activities on the construction of single-family custom homes priced between $120,000 and $150,000. We market our homes to first-time buyers, first and second time move-up buyers, middle-income buyers and active adult buyers. We are currently proposing to build homes on a 200-acre parcel of land north of Bismarck, North Dakota. We believe the land will be subdivided into approximately 160 1.25-acre lots for the development of homes.

Number of shares being offered:    The selling security holders want to sell
                                   5,500,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions which we believe were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

                                   The selling security holders may sell our common stock in one of the following ways:

                                   o   utilizing the over-the-counter market, if
                                       availability to such market exists;
                                   o   on any securities exchange on which our
                                       common stock is or becomes listed
                                       or traded;
                                   o   in negotiated transactions; or
                                   o   otherwise.

                                   The selling security holders may sell our common stock at prices then prevailing or at negotiated prices. The shares will not be sold in an underwritten public offering.

Number of shares outstanding:      A total of 14,550,000 shares of our common
                                   stock are issued and outstanding. We have no other securities issued.

Estimated use of proceeds:         We will not receive any of the proceeds from
                                   the sale of those shares being offered.


Summary Financial Information:

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Form SB-2. We have prepared our financial statements contained in this Form SB-2 in accordance with generally accepted accounting principles in the United States. All information should be considered in conjunction with our consolidated financial statements and the notes contained elsewhere in this Form SB-2.


  Income Statement         For the nine months         For the nine months
                           ended September 30, 2001   ended September 30, 2000

  Revenues                       $131,073                  $312,610
  Net Income (Loss)             ($82,312)                  $27,809
  Net Income (Loss) Per
  Share                           (0.01)                     0.70



     Balance Sheet                                   September 30, 2001

Total Assets                                              $171,019
Total Current Liabilities                                ($195,383)
Shareholders' Equity (Deficit)                            $171,019

                                  RISK FACTORS
                                  ------------

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any shares of our common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks related to our business:

Our industry is significantly competitive, if we are not able to match or beat our competition in terms of price, quality and/or service, it will be difficult for us to operate profitably.

Commercial homebuilders compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, often within larger subdivisions designed, planned and developed by such homebuilders. Some of our competitors also have greater sales and financial resources. In addition, resales of homes and the availability of rental housing provide additional competition. The competitive conditions in the homebuilding industry could result in difficulty in acquiring suitable land at acceptable prices, increased selling incentives, lower sales or delays in construction. Any of these factors could make it difficult for us to build homes and generate revenue.

Our competitors may possess a greater number or higher level of quality equipment, which may enable them to perform more frequent, efficient or expedient home building activities. Our competitors may be strategically located in geographic areas of high growth or rapid urban development, which will allow them to generate a stable and substantial annual income stream. Some of our competitors may have greater access to capital than we do and may use these resources to engage in aggressive advertising and marketing campaigns. The current prevalence of aggressive advertising and promotion may generate pricing pressures to which we must respond. We expect that competition will continue to increase. Any of one of these factors, or combination thereof, may result in increased competition, reduce our gross margins, or cause us to lose market share and decrease the value of our installation services.

In addition to our home building activities, we also face competition in our areas of land acquisition, and land development. This competition is based primarily on a builder's reputation, and perceived abilities to market its homes. Our objective is to purchase and develop land located in areas where there will be great demand for homes in the future with limited competition. Additionally, we face competition in our proposed land development activities. We do not currently own any land. If we do purchase land for development, the competition principally consists of the larger home builders, mentioned above, which develop land for their own account, as well as land developers who specialize in developing for small builders, like ourselves. We compete on the basis of price, location, mortgage financing terms, design and our reputation for quality. We cannot guaranty that we will successfully compete in these areas.

We cannot guaranty that our services will continue to be competitive in the marketplace or that the marketplace will not change. We believe that in order to successfully compete in the general building construction business, we must compete based on price, reputation for quality, timeliness, familiarity with retail construction, the availability of aggregate materials and financial strength. We cannot guaranty that our services will be competitive in the market place. If we are not able to compete based on those factors, our ability to earn revenue will be harmed.

Consumers may not accept our home building designs which would adversely affect our ability to sell homes which would reduce our ability to operate profitably.

Homebuyers have varied and wide ranging tastes and preferences. We strive to keep abreast of prevailing popular home styles. However, our business will depend on our ability to stay current with popular trends as well as on our ability to build homes which address current trends. Acceptance of our services will depend on a number of factors including:

     o    response from the industry;
     o    advertising and promotion;
     o    availability of competing services;
     o    pricing factors;
     o    financing factors; and
     o other intangible factors, such as changes in consumer preferences and needs.

There is no guaranty that we will be able to adapt our services to changing home buying trends. If we are not able to build homes which are attractive to consumers, our ability to continue building homes will be affected. Our inability to achieve or maintain any or all these factors could impair our ability to grow and expand our operations, which could prevent us from earning revenue.

If our insurance coverage is inadequate to cover potential claims, we may need to use our operating capital to pay claims which will reduce our ability to conduct business and may force us to discontinue our operations.

We may frequently be required, in conjunction with our home building activities, to obtain performance or maintenance bonds to ensure completion of our obligations. Our ability to obtain surety bonds depends on our capitalization, working capital, past performance, management expertise and other factors. Surety companies consider such factors in light of the amount of surety bonds then outstanding for us in relation to their current underwriting standards, which may change from time to time. We cannot guaranty that we will be able to maintain adequate insurance or obtain adequate surety bonds. The amount of such obligations outstanding at any time varies in accordance with our pending building activities. To date, we have fulfilled our obligations. Should we fail to build required improvements and the bonds backing such obligations were called, we would be obligated to reimburse the issuing surety company or bank. Our financial exposure in this regard is reduced as improvements are completed and bonds released.

We also may maintain various types of insurance, including but not limited to, general liability insurance covering our construction equipment and worker's compensation insurance. Subject to certain deductible amounts and retention limits, we may maintain coverage to insure against claims based upon personal injury, property damage and loss of our property in connection with our business, services and operations. The amounts of coverage maintained on those policies may be inconsistent consistent with industry practices, although, we believe that our policy limits will provide sufficient and reasonable coverage and the deductible amounts. However, we cannot guaranty that those policies will provide sufficient insurance coverage in the event of a personal injury, property damage and loss of our property. Any denial of coverage by our insurers or a lack of adequate coverage may have an adverse effect on our operations and financial condition.

We may not be able to raise additional capital to satisfy our cash requirements, without which we would have to cease our operations.

We may require additional cash to expand our operations and implement our business strategies, including cash for the following:

     o    purchases of new or additional equipment;
     o    payment of increased personnel;
     o    payments for new or additional operating facilities;
     o    payment of increased operating expenses; and
     o    additional implementation of those business strategies.

We cannot guaranty that we will have access to additional funds in the future, or that additional funds will be available on acceptable terms and conditions to satisfy our cash requirements to implement our business strategies. Our inability to obtain acceptable financing could harm our ability to expand our operations and finance additional marketing activities. Our inability to obtain adequate capital would limit our ability to achieve the level of corporate growth that we believe to be necessary to succeed in our business.

Our costs may be greater than we anticipate, which would reduce our profitability. If we sustain losses over an extended period of time, our ability to continue as a going concern could be jeopardized.

We have used reasonable efforts to assess and predict costs and expenses. However, we cannot guaranty that implementing our business plan may not require more employees, capital, equipment, supplies or other expenditure items than management has predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses. Sustained losses over an extended period of time could jeopardize our ability to continue as a going concern in which case we may need to liquidate our assets.

We may not be able to obtain raw materials and supplies necessary to carry out our contracted work in which case our ability to generate revenues will be harmed.

We typically receive raw materials and supplies necessary to build our homes directly from manufacturers or authorized distributors. We are not substantially dependent on any one manufacturer or authorized distributor to provide materials or supplies that we require. However, we are dependent on acquiring those materials and supplies at a favorable and reasonable rate. We typically have not experienced any significant difficulty in obtaining an adequate supply of materials and supplies but anticipate that any increase or unavailability of required materials or supplies would hurt our ability to build homes. Any prolonged work stoppage or significant increase in the cost of materials could hurt our ability to earn revenues.

We may have potential rescission liability due to our issuances of securities in violation of the securities laws of North Dakota.

We have issued shares of our common stock to several investors in North Dakota pursuant to Rule 506 of Regulation D. Due to our failure to timely notify the North Dakota Securities Commissioner of securities sales pursuant to Rule 506 of Regulation D, we signed a consent order and paid a fine of $2,000. The consent order provides that we not offer or sell any securities in North Dakota unless those securities are registered or exempt from registration. The consent order also provides that the North Dakota Securities Commissioner has reserved the right to take further action based on subsequent violations of North Dakota law. Finally, the consent order provides that investors are entitled to return of their investment plus 6% per annum from the date of their investment, if they so elect. We received $32,500, or $0.01 per share, for the 3,250,000 shares subject to rescission. In the event that our stock price falls below $0.01 per share, we will be exposed to potential rescission liability. That potential rescission liability will last until five years after the date the purchaser knew or reasonably should have known about the facts that are the basis for the rescission or until 30 days after the date of our written offer to each purchaser to return of the purchaser's investment plus 6% per annum from the date of their investment. A substantial number of claims for rescission will significantly hinder our ability to continue operations.

We may be subject to significant government regulation, and the cost of compliance may lower our profitability if we fail to obtain necessary permits. If we are unable to secure necessary permits or licenses because of cost or other factors, our ability to continue our business will be harmed.

Our services are subject to federal, state and local laws and regulations concerning the following:

     o    environmental matters;
     o    contractor licensing requirements, building and electrical codes;
     o    permitting and inspection requirements; and
     o regulations related to labor relations, worker safety, and environmental protection.

Our business is also subject to regulation by a variety of state and federal laws and regulations relating to, among other things, advertising, collection of state sales and use taxes and product safety. The securing of permits and compliance with all laws and regulations can be costly, and could affect our earnings. Our failure to obtain all necessary licenses and permits to be in full compliance with all federal, state and local laws and regulations could harm our ability to build homes which would hurt our ability to earn revenues. We believe we have all material licenses and permits required to conduct our operations and that we are in substantial compliance with all applicable regulatory requirements. While we believe we are presently in material compliance with such regulations, in the event that it should be determined that we are not in compliance with all such laws and regulations, we could become subject to cease and desist orders, injunctive proceedings, civil fines and other penalties.

We are also subject to various environmental laws, which apply to any given community, vary greatly according to the community site, the environmental condition of the site and the present and former uses of the site. These environmental laws may result in delays, cause us to incur compliance and other costs and prohibit or restrict development in certain environmentally sensitive regions or areas. Prior to consummating the purchase of land, we may require independent environmental engineers to evaluate such land for the presence of wetlands and hazardous or toxic materials, wastes or substances. We have not been materially affected to date by the presence or potential presence of such conditions. We currently are not subject to any environmental litigation or administrative proceedings.

We believe that our potential liability for environmental concerns can arise in one of two contexts: (1) liability could arise with respect to substances that are in, under or on land which we intend to acquire; or (2) liability could arise in connection with how we intend to develop the land, if we purchase land in the future. Failure to comply with environmental regulations could render us liable in part or in whole, including the cost of remedial action with respect to many environmental issues. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous or toxic substances on a property also could result in personal injury or similar claims by private plaintiffs. We cannot guaranty that federal, state and local agencies or private plaintiffs will not bring such actions in the future, or that such actions, if adversely resolved, would not have a material adverse effect on our business and results of operations. If a planned development is not permissible under environmental laws, we will not exercise the option. Our operations are generally small enough (subdivisions typically are less than 100 acres in size) that no environmental impact statement is required prior to development.

If we are able to purchas and develope land, we will need to obtain the approval of numerous governmental authorities regulating such matters as permitted land uses and levels of density, the installation of utility services such as water and waste disposal and the dedication of acreage for open space, parks, schools and other community purposes. To date, the governmental approval process and restrictive zoning and moratoria have not had material adverse effect on our development activities nor do we currently have any lots that cannot be developed due to local or federal regulatory restrictions. However, we cannot guaranty that these or other restrictions will not adversely affect us in the future. To varying degrees, site development and building permits and approvals are required to complete the residential developments currently being planned by us. The timing and ability to obtain necessary approvals and permits for these communities is often beyond our control. The length of time necessary to obtain permits and approvals increases the carrying costs of unimproved property acquired for the purpose of development and construction. Any delay or inability to obtain the necessary approvals, licenses or permits required to build would have a material adverse affect on our operations.

Our ability to generate profits will fluctuate due to a number of factors, including, but not limited to, the commercial and residential development market, and trends in the economy.

The housing industry is cyclical and affected generally by consumer confidence levels and prevailing economic conditions, particularly interest rate levels. The demand for housing falls during periods when interest rates are high. If interest rates fall, our ability to sell the homes we build will be harmed. A variety of other factors affect the housing industry and demand for new homes, including:

     o the availability of labor and materials and increases in the costs thereof;
     o changes in costs associated with home ownership, such as increases in property taxes and energy costs;
     o    changes in consumer preferences;
     o    demographic trends;
     o    availability of financing for home buyers;
     o    employment levels;
     o    consumer confidence; and
     o    housing demand.

Our services are directly impacted by growth in the commercial and residential development market because new real estate developments generate increased need for home building services. For example, an oversupply of alternatives to new homes, such as rental properties and used homes, could depress prices and reduce margins for the sale of new homes. Changes in business conditions could also adversely affect our business, including our ability to build homes at prices our customers are willing or able to pay.

Weather conditions, including natural disasters such as blizzards, hurricanes, tornadoes, earthquakes, floods and fires can harm the homebuilding business. An extended period of inclement weather could harm our ability to build new homes which would harm our ability to earn revenues. Our success in developing, building and selling homes will depend, in part, upon the continued availability of suitable undeveloped land at acceptable prices. The availability of undeveloped land for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding of land prices and restrictive governmental regulation.

We anticipate that our operating results will fluctuate as a result of these and other factors, including overall trends in the economy and customer renting patterns, which are characterized by individual orders from customers rather than long-term contracts. As such, we are not able to anticipate, for more than a few months in advance, the number, size and profitability of product orders in a given period. Consequently, the operating results for one quarter are not necessarily indicative of the operating results for future quarters.

Our profitability depends on the health of the overall North Dakota economy. If the business community in the North Dakota area is depressed, our ability to build and sell homes will be harmed.

We presently conduct most of our business in North Dakota. Home prices in North Dakota, including in some of the markets in which we operate, have declined from time to time, particularly because of slow economic growth. We cannot be certain that the current economic growth trend in North Dakota will continue. If home prices decline in one or more of the markets in which we operate, our results of operations may be adversely affected.

Future increases in interest rates could prevent potential customers from buying our homes and adversely affect our business. Virtually all our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs to potential homebuyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their homes to potential buyers who need financing.

We intend to build, market and price our homes under the guidelines and specifications of the Federal Housing Administration ("FHA") and the Veterans Administration ("VA"), in order to afford our prospective purchasers the added benefits of FHA insured and VA guaranteed mortgages. On occasion, we may be able to obtain lower than market interest rate financing for purchasers of our homes through state or county bond programs. We intend to assists our homebuyers in obtaining conventional mortgage financing, generally following the guidelines established by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). During fiscal year 2000, the homebuilding industry experienced somewhat higher interest rates than those experienced in recent years. It is projected however that the industry will benefit from various changes in domestic economic policy in the following years, including lower interest rates than those previously experienced, although, there can be no assurance that a favorable interest rate environment or that government programs providing assistance for homebuyers will continue in the future. We believe that the availability of FNMA, FHLMC, FHA and VA mortgage financing is an important factor in marketing many of our homes. Any limitations or restrictions on the availability of such financing could adversely affect our sales.

Our officers and directors are engaged in other activities and could have conflicts of interest with us, which may limit our business opportunities and ability to operate profitably.

The potential for conflicts of interest for future business opportunities that may not be presented to us exists amongst us and persons affiliated with us. Our officers and directors may engage in other activities. Our officers and directors may have conflicts of interest in allocating time, services, and functions between the other business ventures in which those persons may be or become involved. If our officers and directors are not able to devote sufficient time to our operations, our business may suffer. We believe that our officers will devote sufficient time to our business; however, there is no guarantee that our officers will stay with us for an extended period of time.

Our Bylaws limit the liability of our officers and directors which could reduce our shareholders' ability to sue our officers and directors for breach of fiduciary duty.

Article V of our Bylaws includes a provision eliminating or limiting the personal liability that our officers and directors have to us or to our shareholders for damages for breach of fiduciary duty as a director or officer. Moreover, the General Corporation Law of North Dakota provides for the indemnification, under certain circumstances, of officers and directors. Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

     DISCLOSURE OF OPINION OF SECURITIES AND EXCHANGE COMMISSION REGARDING
          INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities resulting from violations of the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We depend on the efforts and abilities of our senior management to remain competitive in our industry and to generate revenues. If we lose the services of our senior management, we may need to expend significant time and funds to secure replacement personnel which could harm our ability to earn revenues

Our success depends on hiring, retaining and integrating senior management and skilled employees in order to expand our business. Our senior management may not perform effectively as individuals or work together as a team. None of our officers and directors has entered into employment agreements with us. We currently do not maintain any life insurance for any of our officers or directors. Our competitiveness and growth will depend on the continued services of Ross Lang, our president, treasurer, and one of our directors. We also will depend on the continued services of Bonnie Lang, our vice president, secretary and one of our directors for our continued competitiveness and growth. The loss of either Ross Lang or Bonnie Lang would have a material adverse effect on our business as we would be forced to expend time and funds to secure replacement personnel. For example, any loss of services provided by Ross or Bonnie Lang would be particularly detrimental to us because, among other things, the loss would slow our growth, hinder our relationships with the home building community and deprive us of their experience and contacts in the home building industry.

We believe that all commercially reasonable efforts have been made to minimize the risks attendant with the departure of key personnel from our service. We cannot guaranty, however, that replacement personnel, upon the departure of senior management from our service, will cause us to operate profitably. We believe that as owners of significant portions of our issued and outstanding common stock, our management has every incentive to remain with us. Our officers and directors will exclusively make all decisions regarding management of our affairs. The purchasers of the shares offered by the selling security holders may not participate in our management and, therefore, are dependent upon the management abilities of our officers and directors.

The only assurance that our shareholders have that our officers and directors will not abuse their discretion in making decisions with respect to our affairs and other business decisions is the fiduciary obligations and business integrity of those officers and directors. Accordingly, no person should purchase shares from the selling security holders unless that person is willing to entrust all aspects of our management to our officers and directors, or their successors. Potential purchasers of the shares must carefully evaluate the personal experience and business performance of our officers and directors. Our officers and directors may retain independent contractors to provide services to us. Those contractors have no fiduciary duty to our shareholders and may not perform as expected. We do not maintain key person life insurance on any of our senior management.

Risks related to owning our common stock:

Because we will be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced, which may make it difficult for investors in our common stock to sell their shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Our officers, directors and principal security holders own approximately 61.86% of our outstanding shares of common stock, allowing these shareholders to exert significant influence in matters requiring approval of our shareholders.

Our directors, officers and greater than 5% security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 61.86% of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our principal security holders may be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval. In addition, certain provisions of North Dakota law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the NASDAQ Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the selling security holders may arbitrarily determine the offering price of shares of our common stock. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be "unsuitable" for a person who cannot afford to lose his entire investment.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in the medical services sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Forward Looking Statements
--------------------------

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------

The selling security holders may sell our common stock at prices then prevailing or at negotiated prices.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth information concerning the selling security holders including:

     1. the number of shares owned by each selling security holder prior to this offering;
     2. the total number of shares that are to be offered by each selling security holder; and
     3. the total number of shares and the percentage of common stock that will be owned by each selling security holder upon completion of the offering.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. The offered shares were acquired by the selling security holders in private placement transactions, which we believe were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There are 42 shareholders currently holding our common stock. Thirty-nine of those shareholders are registering for the sale of the entire amount they currently own. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us. None of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

--------------------------------- ------------------------ ---------------------------------- ----------------------------------
 Name of Selling Security Holder   Amount of Shares of      Amount of Shares of Common Stock      Amount of Shares and the
                                   Common Stock Owned by      to be Offered by the Selling      Percentage of Common Stock Owned
                                    Selling Security               Security Holder             by Selling Security Holder After
                                    Holder Before the                                             the Offering is Complete
                                        Offering
--------------------------------- ------------------------ ---------------------------------- ----------------------------------
Steve Wolff                              300,000                       300,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Mark Bahmiller                           300,000                       300,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Mark Setterlund                          300,000                       300,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Delton Stein                             300,000                       300,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Dan Saunders                             300,000                       300,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Don Vogel                                300,000                       300,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wade G. Bosch                            100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Dale J. Miller                           100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
James C. & Cynthia S. Doll               100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Tim A. Clausnitzer                       100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Susanne White                            150,000                       150,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Patrick Senger                           150,000                       150,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Thomas A. Wolf                           150,000                       150,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Thomas J. Wolff                          50,000                        50,000                                0
--------------------------------------------------------------------------------------------------------------------------------
Chad Vogel                               200,000                       200,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Darrin L. Bosch                          100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Steven J. Howry                          100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
William J. Zander                        100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Renee M. Woehl                           100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
SLIC, a partnership                      100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Leonard Steckler                         200,000                       200,000                               0
--------------------------------------------------------------------------------------------------------------------------------
David J. Keller                          100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Perry J. Hardy                           100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Terry Hellman                            100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Daniel L. Baker                          100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
John P. Schaener                         100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wayne R. Hoff                            200,000                       200,000                               0
--------------------------------------------------------------------------------------------------------------------------------
David L. Helvig                          50,000                        50,000                                0
--------------------------------------------------------------------------------------------------------------------------------
Mark S. Schmidt                          200,000                       200,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Lawrence & Joell Nieters                 200,000                       200,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Don Saunders                             200,000                       200,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Kurt Schirado                            150,000                       150,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Franklin L. Buchholz                     100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Brent J. Geiss                           100,000                       100,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Miles D. or Marjorie K. Tomac            50,000                        50,000                                0
--------------------------------------------------------------------------------------------------------------------------------
Joe W. Bernhardt                         50,000                        50,000                                0
--------------------------------------------------------------------------------------------------------------------------------
Todd M. Becker                           50,000                        50,000                                0
--------------------------------------------------------------------------------------------------------------------------------
Wade A. Becker                           50,000                        50,000                                0
--------------------------------------------------------------------------------------------------------------------------------
Wade J. Vogel                            50,000                        50,000                                0
--------------------------------------------------------------------------------------------------------------------------------

Plan of Distribution
--------------------

The selling security holders may sell our common stock in negotiated transactions or otherwise. Our stock is not quoted on the Over-the-Counter Bulletin Board nor is it listed on any securities exchange. There is no guarantee that our stock will ever be quoted on the Over-the-Counter Bulletin Board or listed on any securities exchange. The selling security holders may sell our common stock at prices then prevailing or at negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed a Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may elect to not sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M provides that, in connection with a distribution of securities, it shall be unlawful for an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or is participating in an offering of securities (i.e., a distribution participant), whether or not subject to registration under the Securities Act, that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods, or an affiliated purchaser (as defined in Rule 100 of Regulation M) of such person, directly or indirectly, to bid for or purchase, a covered security during the applicable restricted period; provided, however, that if a distribution participant or affiliated purchaser is the issuer or selling security holder of the securities subject to the distribution, such person shall be subject to the provisions of Rule 102 of Regulation M.

Rule 102 of Regulation M provides that, in connection with a distribution of securities effected by or on behalf of an issuer or selling security holder, it shall be unlawful for such person, or any affiliated purchaser of such person, directly or indirectly, to bid for, purchase or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period; except that if an affiliated purchaser is a distribution participant, such affiliated purchaser may comply with Rule 101, rather than this section.

Rule 104 of Regulation M provides that it shall be unlawful for any person, directly or indirectly, to stabilize, to effect any syndicate covering transaction, or to impose a penalty bid, in connection with an offering of any security, in contravention of the provisions of Regulation M. Rule 104 also provides that no stabilizing shall be effected at a price that the person stabilizing knows or has reason to know is in contravention of Regulation M, or is the result of activity that is fraudulent, manipulative, or deceptive under the securities laws, or any rule or regulation thereunder.

Finally, Rule 105 of Regulation M provides that, in connection with an offering of securities for cash pursuant to a registration statement or a notification on Form 1-A filed under the Securities Act, it shall be unlawful for any person to cover a short sale with offered securities purchased from an underwriter or broker or dealer participating in the offering, if such short sale occurred during the shorter of: (i) the period beginning five business days before the pricing of the offered securities and ending with such pricing; or (ii) the period beginning with the initial filing of such registration statement or notification on Form 1-A and ending with the pricing. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time, except for the following:

In or around September 2001, we were contacted by the State of North Dakota Securities Commissioner regarding the sale of our securities in North Dakota. The North Dakota Securities Commissioner requested certain information, including, but not limited to, information on all persons who purchased our shares in the State of North Dakota and the dates of those purchases. The North Dakota Securities Commissioner believes that we failed to timely notify the North Dakota Securities Commissioner of securities sales pursuant to Rule 506 of Regulation D. In October 2001, we signed a consent order and paid a fine of $2,000.

The total number of shares that were sold in North Dakota and are subject to the decree is 3,450,000 shares of our common stock. The aggregate amount of the securities sold was $34,500. The number of investors in North Dakota that were affected by the decree is thirty.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We depend on the efforts and abilities of certain of our senior management. The interruption of the services of key management could significantly hinder our operations, profits and future development, if suitable replacements are not promptly obtained. We have not entered into employment agreements with any of our key executives and no assurance can be given that each executive will remain with us. Ross Lang earns $47,500 a year for his services as our president and treasurer. Bonnie Lang earns $10,500 a year for her services as our secretary. Other than described herein, there are no other terms or general understandings with our officers and directors regarding their continued service to us. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. All of our officers and directors will hold office until their resignation or removal.

The following table sets forth information regarding our executive officers and directors:

=================== =============== ============================================
Name                     Age        Position
------------------- --------------- --------------------------------------------
Ross Lang                 43        president, treasurer and a director
------------------- --------------- --------------------------------------------
Bonnie Lang               41        vice president, secretary and a director
------------------- --------------- --------------------------------------------
Susan Scherr              35        Director
=================== =============== ============================================


Ross Lang. Mr. Lang has been our president, treasurer and one of our directors since our inception. Since 1993, Mr. Lang has been responsible for our day-to-day operations. Mr. Lang has over twenty-five years of experience in the construction industry and oversees all bidding and management of our construction projects. Mr. Lang is not an officer or director of any reporting company.

Bonnie Lang. Ms. Lang has been our vice president, secretary and one of our directors since our inception. Since 1993, Ms. Lang has been responsible for our day-to-day office management and bookkeeping such as invoicing, accounts payable, accounts receivable and payroll. Ms. Lang is not an officer or director of any reporting company.

Susan Scherr. Ms. Scherr is one of our founding shareholders and has been one of our directors since our inception. Ms. Scherr is our administrative secretary and assists Ms. Lang in managing our accounts payable and receivable as well as our payroll. Ms. Scherr is not an officer or a director of any reporting company.

Ross Lang is the spouse of Bonnie Lang. Susan Scherr is the sister of Bonnie Lang and the sister-in-law of Ross Lang. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 28, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

================== ===================================== ====================================== =======================
  Title of Class   Name and Address of Beneficial Owner  Amount and Nature of Beneficial Owner      Percent of Class
------------------ ------------------------------------- -------------------------------------- -----------------------
Common Stock       Ross Lang                                       8,000,000 shares                      54.98%
                   9005 Oak Drive,                          president, treasurer, director
                   Bismarck, North Dakota, 58503
------------------ ------------------------------------- -------------------------------------- -----------------------
Common Stock       Bonnie Lang                                      500,000 shares                       3.44%
                   9005 Oak Drive,                        vice president, secretary, director
                   Bismarck, North Dakota, 58503
------------------ ------------------------------------- -------------------------------------- -----------------------
Common Stock       Susan Scherr                                     500,000 shares                       3.44%
                   109 Osage Avenue, Bismarck, North                   director
                   Dakota, 58501
------------------ ------------------------------------- -------------------------------------- -----------------------
Common Stock       All officers and directors
                   as a group                                      9,000,000 shares                      61.86%
================== ===================================== ====================================== =======================

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Description of Common Stock. Our authorized capital stock originally consisted of 50,000 shares of $1.00 par value common stock. On May 15, 2001, we amended our Articles of Incorporation to authorize 100,000,000 shares of $.001 par value common stock, of which 14,550,000 are issued and outstanding as of December 28, 2001. Holders of shares of our common stock are entitled to receive dividends when and as declared by our Board of Directors from funds legally available therefore. All the shares of our common stock have equal voting rights and are nonassessable. Each share of our common stock is entitled to share ratably in any assets available for distribution to holders our equity securities upon liquidation of the Company.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.

Description of Preferred Stock. We are authorized to issue 50,000,000 shares of $.001 par value preferred stock, of which no such shares are issued and outstanding as of December 28, 2001. As of that same date, we had not set the designations and preferences of any preferred stock. Our Board of Directors will set such designations and preferences when appropriate.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our capital stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Any payment of dividends will be at the sole and absolute discretion our Board of Directors and will depend upon earnings, financial condition, capital requirements, amount of indebtedness, contractual restrictions with respect to payment of dividends, and other factors. Any such dividends may be paid in cash, property or shares our capital stock. We have not paid any dividends since our formation, and it is not probable that any dividends on our common stock will be declared at any time in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors, and will depend upon, among other things, our operating and financial condition, our capital requirements and general business conditions. Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

Interest of Named Experts and Counsel
-------------------------------------

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article V of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the General Corporation Law of North Dakota. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------

Transactions with Promoters. On January 14, 1993, we incorporated in North Dakota. On or about January 14, 1993, we issued 40,000 shares of our common stock to Ross Lang in exchange for the assets of R. Lang Construction, a sole proprietorship.

Description of Business
-----------------------

Our Background. Ross Lang originally established "Lang Construction" as a sole proprietorship in 1978. Prior to incorporation, Lang Construction primarily focused on siding and roofing activities in the home building market. In 1980, Lang Construction expanded operations to include general contracting activities. We incorporated in North Dakota on January 14, 1993 as "R. Lang Construction, Inc."

Our Business. We are primarily a builder of residential properties in the areas of Bismarck and Mandan, North Dakota. We plan to also purchase land for development although we have not yet negotiated any purchase agreements nor do we have any agreements in principal. We have been involved in the homebuilding industry for over twenty-five years. In our general industry, there are four major types of construction activities: building custom homes, building production homes, building town homes, condominiums and apartments, and remodeling. We concentrate our residential construction activities on the construction of single-family custom homes priced between $120,000 and $150,000. We market our homes to first-time buyers, first and second time move-up buyers, middle-income buyers, active adult buyers and empty nesters. We are currently proposing the development of a 200-acre parcel of land north of Bismarck, North Dakota, which we anticipate will be subdivided into approximately 160 1.25-acre lots, each containing a single-family home.

We build homes designed by our personnel with assistance from outside architectural firms. We strive to create a diversity of architectural styles in each residential community, providing exterior and interior design options for homes with the same basic floor plans. Our goal is to appeal to a broad range of potential buyers and respond to changes in the marketplace. Our homes are designed for individuals with an active lifestyle and are intended to be high-quality investments in attractive residential communities.

We strive to compete with low to medium volume home builders. We cannot compete with high-volume builders. We believe we exceed our competition in that we offer a wide selection of homes with a broad range of amenities and design flexibility. We do not believe our competition can match us in those areas. Through a targeted development and building approach, we believe that our custom homes generally offer more value than those offered by other local, lower-volume custom builders, primarily due to our purchasing, construction and marketing programs. We believe that our ability to meet the design tastes of prospective homebuyers at competitive prices distinguishes us from many of our competitors.

Providing a high level of customer service is a part of our competitive strategy and has always been a priority for us. We attempt to maintain personal contact with our customers from their first meeting with our sales representative through the construction process and after the closing. We believe that our customers appreciate our belief that just because the home is completed, our job is not necessarily done. Sometimes our customers have questions and concerns after the building process is completed. We endeavor to remain available for such questions and comments. Building a home is a very complicated process and one in which customers usually have limited or no experience. Accordingly, we strive to develop a system to educate our customers about our procedures. To this end, we provide our customers with a schedule detailing everything that will happen from the time a customer signs a purchase agreement through the entire construction process and through any service and warranty work.

We intend to build, market and price our homes under the guidelines and specifications of the Federal Housing Administration ("FHA") and the Veterans Administration ("VA"), in order to afford our prospective purchasers the added benefits of FHA insured and VA guaranteed mortgages. On occasion we may be able to obtain lower than market interest rate financing for purchasers of our homes through state or county bond programs. We also strive to assist our homebuyers in obtaining conventional mortgage financing, generally following the guidelines established by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). During our fiscal year 2000, the homebuilding industry experienced somewhat higher interest rates than those experienced in recent years. It is projected however that the industry will benefit from various changes in domestic economic policy in the following years, including lower interest rates than those previously experienced, although, there can be no assurance that a favorable interest rate environment or that government programs providing assistance for homebuyers will continue in the future.

Product Design. We design, and build from, a variety of standard home plans with a vast number of pre-priced options, some of which can be customized to some extent by the customer. We also design and build true custom homes. We employ our own outside designers, which we may supplement from time to time with national and local architectural firms. We review our home designs on a regular basis in order to ensure that the homes incorporate marketable floor plans that are both desirable and practical. We also monitor local competition to determine whether our product lines and home designs will continue to maintain a competitive design advantage.

Since our inception, we have primarily engaged in general contracting activities relating to preplanned homes. In order to provide home customers the price advantage of a standardized product line while still providing them with some flexibility to customize their homes before the final plan review, we have integrated our construction process with a schedule for the customers' required decision-making. The schedule is intended to coordinate the customers' required input on issues such as final plan review, change orders and selections, with the separate stages of construction.

We have several proposed standard product lines of homes that we intend to offer our homebuyers in addition to building partly customized homes. Purchasers of our standard houses can select from various base floor plans and elevation combinations, as well as customize their homes with a selection of pre-priced options, features and upgrades. Some typical features of our floor plans, depending on the subdivision, are:

     o vaulted or higher-than-average ceilings and large decorative windows to permit natural lighting;
     o    two-story entries that offer a sight line through the house;
     o incorporating columns, arches, bridges, niches and wall cutouts, formal and informal stairways and other design features;
     o    basements, typically with windows or outside entries;
     o    two- and three-car garages.

In addition, purchasers can choose, at an additional cost, optional amenities such as different front elevations for the house, bay windows, decks, cabinets, upgraded carpets and floor coverings, fireplaces, lighting fixtures, appliances and hardware.

Our Industry. Our business is dependent on conditions affecting the homebuilder market generally. The residential home building industry, which includes the development of residential real estate projects, has three primary components:
(1) land acquisition; (2) land development; and (3) home construction and sales. Our focus is primarily on the home construction and sales componant; although, as discussed above, we hope to someday purchase land for development. We believe that there is considerable overlap among those who participate in one or more of these components. Typically, investors purchase undeveloped or underutilized real estate with a view to realizing appreciation in value as a result of urban or suburban growth but such investors usually do not engage in development activities. Developers and residential dwelling contractors like us typically purchase unimproved and unplatted real property which is appropriately zoned for development. Such land is typically developed into subdivisions containing platted, semi-finished or finished lots for sale to home builders. In some instances, developers like us also engage in residential home construction. We attempt to acquire properly zoned property in order to develop and construct residential units thereon.

We believe the demand for our services will increase and the housing market will grow if interest rates are reduced. Within the last 5 years, the home building industry has experienced significant growth. Such growth has slowed in recent months. However, the National Association of Home Builders (NAHB) estimates that an annual average of 1.82 million new housing units will be needed during the next ten years to meet consumer demand. Between 1991 and 2000 the market produced and annual average of 1.66 million units. In 1999, the state of North Dakota issued approximately 2,577 permits to build housing units in response to the market demand. The NAHB attributes the growth to the development of new household formations, an aging population and rising homeownership opportunities of lower-income groups and minorities. According to the United States Bureau of Census, in 1990, North Dakota consisted of 240,878 households, over 65.6% of which own and occupied their residences. The census estimates that approximately 59.25% of these owner-occupied housing units were valued between $100,000 and $200,000. Because we concentrate our residential construction activities on the construction of single-family custom homes moderately priced between $120,000 and $150,000, we believe that our services will continue to be in demand even if there is an overall slowdown in home building.

Advertising and Marketing. We intend to engage the services of a marketing representative to assist us in establishing relationships with local realtors, schedule radio and television advertising or promotion times, and coordinating activities relating to the development of our proposed website and other related advertising and marketing activities. A recent study conducted by the National Association of Home Builders showed that 40% of new homebuyers use the Internet to shop for a new home. We intend to capitalize on the Internet by creating an informational and promotional website where viewers can access information relating to the development of various lots, option packages and available services. In addition, we intend to participate in various industry trade shows, including but not limited to, the annual homebuilders' trade show. We have not yet established a website but intend to do so in the near future.

Business Strategies. Over the past few years, our strategy has included several initiatives to transform our traditional practices used to design, build and sell homes and focus on building homes that help people to live "easier and better" lives. Our concentration in selected markets is a key factor that we believe enables us to achieve powers and economies of scale and differentiate us from most of our competitors. These performance-enhancing strategies are designed to achieve operational excellence through the implementation of standardized and streamlined processes. We seek to distinguish ourselves from other production homebuilders and to respond rapidly to changing market conditions through a business strategy focused on the following:

     o    superior design and quality;
     o    superior financing and purchasing options;
     o    product breadth;
     o    high level of service;
     o    conservative land inventory and acquisition policy;
     o    cost management; and
     o    expansion in new and existing markets.

Growth Strategy. Focusing on our core homebuilding businesses, we intend to strengthen our market position in North Dakota. We propose to engage in a company wide expansion over the next five years. Our ability to generate internal growth will be affected by, among other factors, our success in:

     o expanding the range of services we offer to customers to address their evolving needs;
     o    identifying and purchasing suitable properties;
     o    attracting new customers;
     o    hiring, training, and retaining qualified employees;
     o    expanding our service areas; and
     o    reducing operating and overhead expenses.

Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

Competition. In the geographic markets within which we operate, we compete with other contractors as well as smaller contractors. In general, competition for work in these markets is intense. Our home building activities are subject to competition from national builders as well as medium to small local builders. In our geographic area, we compete with high volume builders such as Mitzel Builders and Salter Homes, as well as various other smaller companies. The building and sale of residential properties is highly competitive and fragmented, and involves a number of interrelated factors, including location, design, perceived value, price and reputation in the marketplace. With the entrance of the national builders into the Bismarck and Mandan, North Dakota home building market, the home building competition has increased. Additionally, we compete with a large number of relatively small local builders who generally purchase finished lots from unaffiliated developers, build homes on the lots and then sell them to the public. These small builders, however, are generally restricted to making a profit only on the actual sale of the house, while the lot developer realizes the profit on the sale of the lot. We also face competition with respect to the sale of the houses we build with the resale of existing houses and rental homes.

Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, often within larger subdivisions designed, planned and developed by such homebuilders. Some of our competitors also have greater sales and financial resources. In addition, resales of homes and the availability of rental housing provide additional competition. The competitive conditions in the homebuilding industry could result in difficulty in acquiring suitable land at acceptable prices, increased selling incentives, lower sales or delays in construction.

In addition to our home building activities, if we are able to purchase land for development, we will face competition in the areas of land acquisition and land development. A company's ability to succeed is primarily dependent on a builder's reputation and their perceived abilities to market their homes. Although we do not yet own any real property, our objective is to purchase and develop land located in areas where there will be great demand for homes in the future with limited competition. We may face competition from many national builders, including the Rottlund Companies, U.S. Home Corporation, Pulte Homes, Centex Homes, Ryland Homes, Town & Country and D.R. Horton, as well as a number of large local builders, who also seek to acquire land in the same areas.

We will also face competition in our home building activities. The competition principally consists of the larger home builders, which develop land for their own account, as well as land developers who specialize in developing for small builders, like ourselves. We will compete on the basis of price, location, mortgage financing terms, design and our reputation for quality. Based upon the experience of our management, we believe that we compare favorably with our principal mid-level competitors in terms of our knowledge, expertise and our ability to obtain property at prices and locations which allow us to offer a well-priced, quality product and to obtain financing for our customers.

Bonds and Insurance. We may be required, in conjunction with our services, to obtain performance or maintenance bonds to ensure completion of our development obligations. Our ability to obtain surety bonds depends on our capitalization, working capital, past performance, management expertise and other factors. Surety companies consider such factors in light of the amount of surety bonds then outstanding for us in relation to their current underwriting standards, which may change from time to time. We cannot guaranty that we will be able to maintain adequate insurance or obtain adequate surety bonds. The amount of such obligations outstanding at any time varies in accordance with our pending building activities. To date, we have fulfilled our obligations. Should we fail to build required improvements and the bonds backing such obligations were called, we would be obligated to reimburse the issuing surety company or bank. Our financial exposure in this regard is reduced as improvements are completed and bonds released.

We also maintain various types of insurance, including, but not limited to, general liability insurance covering our construction equipment and worker's compensation insurance. Subject to certain deductible amounts and retention limits, we may maintain coverage to insure against claims based upon personal injury, property damage and loss of our property in connection with our business, services and operations. We believe that our policy limits will provide sufficient and reasonable coverage and the deductible amounts. However, we cannot guaranty that those policies will provide sufficient insurance coverage in the event of a personal injury, property damage and loss of our property. Any denial of coverage by our insurers or a lack of adequate coverage may cause us to use funds otherwise earmarked for business development to satisfy such claims. If we are forced to use funds in such a manner, our ability to expand will be harmed.

Our Intellectual Property. We do not presently own any patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that

     o    these agreements will not be breached;
     o    we would have adequate remedies for any breach; or
     o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

Government Regulation. Our services are subject to federal, state and local laws and regulations concerning environmental matters concerning contractor licensing requirements, building and electrical codes; permitting and inspection requirements; and regulations related to labor relations, worker safety, and environmental protection. Our business is also subject to regulation by a variety of state and federal laws and regulations relating to, among other things, advertising, collection of state sales and use taxes and product safety. The securing of permits and compliance with all laws and regulations can be costly, and could affect our earnings. Our failure to obtain all necessary licenses and permits to be in full compliance with all federal, state and local laws and regulations could adversely affect our operations and our financial condition. We believe we have all material licenses and permits required to conduct our operations and that we are in substantial compliance with all applicable regulatory requirements. While we believe we are presently in material compliance with all applicable regulations, in the event that it should be determined that we are not in compliance with all such laws and regulations, we could become subject to cease and desist orders, injunctive proceedings, civil fines and other penalties.

Governmental regulations could increase the cost and availability of our proposed development and homebuilding projects and adversely affect our business. We are subject to extensive and complex regulations that affect the development and homebuilding process, including zoning, density and building standards. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding. We also are subject to a variety of local, state and federal laws and regulations concerning protection of health and the environment. These environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict development and homebuilding activity in certain environmentally sensitive regions or areas.

We are also subject to various environmental laws, which apply to any given community, vary greatly according to the community site, the environmental condition of the site and the present and former uses of the site. These environmental laws may result in delays, cause us to incur compliance and other costs and prohibit or restrict development in certain environmentally sensitive regions or areas. Prior to consummating the purchase of land, we may require independent environmental engineers to evaluate such land for the presence of wetlands and hazardous or toxic materials, wastes or substances. We have not been materially affected to date by the presence or potential presence of such conditions. We currently are not subject to any environmental litigation or administrative proceedings.

We believe that our potential liability for environmental concerns can arise in one of two contexts: (1) liability could arise with respect to substances that are in, under or on land which we intend to acquire; or (2) liability could arise in connection with how we intend to develop the land, should we purchase land in the future. With respect to a substance in, under or on land for which we could face environmental liability, we may perform environmental audits prior to exercising an option. If the audit uncovers any environmental hazards on the land, we would not exercise the option unless the hazard could be corrected at a reasonable cost. With respect to liabilities in connection with a planned development, we obtain the federal and state permits necessary for building and development before it exercises the options. If a planned development is not permissible under environmental laws, we will not exercise the option. Our operations are generally small enough (subdivisions typically are less than 100 acres in size) that no environmental impact statement is required prior to development.

If we are able to purchase land for development, we will be required to obtain the approval of numerous governmental authorities regulating such matters as permitted land uses and levels of density, the installation of utility services such as water and waste disposal and the dedication of acreage for open space, parks, schools and other community purposes. To date, the governmental approval process and restrictive zoning and moratoria have not had material adverse effect on our proposed development activities. There is no assurance, however, that these or other restrictions will not adversely affect us in the future. To varying degrees, site development and building permits and approvals are required to complete the residential developments currently being planned by us. The timing and ability to obtain necessary approvals and permits for these communities is often beyond our control. The length of time necessary to obtain permits and approvals increases the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted may be subject to factors such as changes in policies, rules and regulations and their interpretation and application. Despite our past ability to obtain necessary permits and approvals for our communities, it can be anticipated that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time- consuming and expensive compliance programs and in substantial expenditures, which could have a material adverse effect on our operations. In addition, the continued effectiveness of permits already granted or approvals already obtained are dependent upon many factors, some of which are beyond our control, such as changes in policies, rules and regulations and their interpretation and application.

Employees. As of December 28, 2001, we had five full time employees. The five full time employees are our only employees. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreements. We anticipate that we will enter into employment agreements with Ross Lang and Bonnie Lang. However, we have not negotiated the specific terms or conditions of any such agreements. We anticipate that we will enter into employment agreements when and if we earn sufficient revenues to justify such agreements.

Facilities. Our headquarters are located at 9005 Oak Drive, Bismarck, North Dakota 58503. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

We began operations in 1978 as a sole proprietorship. On January 14, 1993, we incorporated in North Dakota as R. Lang Construction, Inc. and acquired all of the assets of R. Lang Construction, the sole proprietorship owned by Ross Lang, in exchange for shares of our common stock.

For the nine months ended September 30, 2001.
---------------------------------------------

Liquidity and Capital Resources. We had cash of $41,380 as of September 30, 2001. We believe that our available cash is sufficient to pay our day-to-day expenditures. As of September 30, 2001, our total current assets were $149,830, which, with our cash of $41,380, included $38,450 in advances to an officer, and $70,000 in inventory. Our fixed assets totaled a net of $21,189, including property and equipment of $75,867, office equipment of $4,522, less depreciation of $59,200. Our total assets were $171,019. In July 2001, we issued 3,750,000 shares of our common stock for $0.01 per share. The net proceeds from the sale of those shares were $37,500. Those proceeds were used for working capital.

As of September 30, 2001, our total current liabilities were $195,383, of which $5,500 was represented by accounts payable and accrued expenses, and $189,883 represented a line of credit.

Results of Operations.

Revenues. For the nine-month period ended September 30, 2001, we had realized revenues of $361,743 from sale of products and services, compared to $726,750 for the corresponding period in 2000. For the three month period ended September 30, 2001 we realized revenues of $131,073 compared to revenues of $312,610 for the corresponding period in 2000. We hope to generate more revenues as we strive to expand our customer base. Our cost of goods sold was $273,957 for the nine months ending September 30, 2001, compared to $577,477 for the corresponding period in 2000, making our gross profit for the nine months ended September 30, 2001 $87,786, compared to a gross profit of $149,273 for the same period in 2000. For the three month period ended September 30, 2001, our gross profit was $45,062 compared to a gross profit of $63,087 for the corresponding period in 2000.

Operating Expenses. Our total expenses were $170,098 for the nine months ending September 30, 2001, compared to total expenses of $121,464 for the same period in 2000. Those expenses included $35,800 for consulting expenses, $5,375 for depreciation, $10,400 for equipment fuel and expense, $8,644 for insurance, $3,019 for interest, $1,125 for occupancy, $5,298 for office supplies and expenses, $85,519 for payroll and related expenses, $6,078 for professional fees, $4,417 for repairs and maintenance, $1,170 for taxes, licenses and permits, and $2,713 for telephone and utilities. Our total operating expenses for the corresponding period in 2000 were $121,464 which consisted of $5,515 for depreciation, $10,972 for equipment fuel and expense, $6,560 for insurance, $3,195 for interest, $1,125 for occupancy, $3,876 for office supplies and expenses, $78,701 for payroll and related expenses, $840 for professional fees, $3,097 for repairs and maintenance, $4,105 for taxes, licenses and permits, and $3,568 for telephone and utilities. For the nine months ended September 30, 2001, we experienced a net loss of $82,312, compared to net income of $27,089 for the corresponding period in 2000.

For the fiscal year ended December 31, 2000 compared to fiscal year ended December 31, 1999.

Liquidity and Capital Resources. We had cash of $0 of December 31, 2000, and cash of $0 as of December 31, 1999. Our total current assets were $160,472 as of December 31, 2000, a slight decrease from $194,411 as of December 31, 1999. Our total assets were $187,011 as of December 31, 2000, a decrease from total assets of $228,300 as of December 31, 1999.

Our total liabilities were $114,045 as of December 31, 2000, a decrease from total liabilities of $163,162 as of December 31, 1999. Our total lines of credit accounted for approximately $66,843 of our total liabilities as of December 31, 2000, an increase from $156,473 as of December 31, 1999. We also had bank overdrafts of $45,202 as of December 31, 2000, compared to bank overdrafts of $4,764 as of December 31, 1999, and accounts payable and accrued expenses of $2,000 as of December 31, 2000, compared to accounts payable and accrued expenses of $1,925 as of December 31, 1999.

Results of Operations.

Revenues. We had generated revenues of $1,038,828 for the year ended December 31, 2000, compared to revenues of $961,439 for the corresponding period in 1999. Our cost of goods sold was $862,016 for the year ended December 31, 2000, compared to cost of goods sold of $835,824 for the year ended December 31, 1999. Our gross profit was $176,812 for the year ended December 31, 2000, compared to a gross profit of $125,615 for the year ended December 31, 1999.

Operating Expenses. For the year ended December 31, 2000, our total operating expenses were $163,413, compared to $151,796 for the year ended December 31, 1999. Payroll and related expenses represent the most significant portion of our cost of revenues. For the year ended December 31, 2000, payroll and related expenses were approximately $109,343 compared to $95,141 for the year ended December 31, 1999. For the year ended December 31, 2000, we experienced net income from operations of approximately $13,399 compared to a net loss of $26,181 for the year ended December 31, 1999.

Our Plan of Operation for the Next Twelve Months. For the nine month period ended September 30, 2001, we generated revenues of $361,743 from operations. To implement our business plan during the next twelve months, we hope to establish our corporate headquarters in the Bismarck, North Dakota area. We must continue to conduct our home construction business and promote its expansion.

We will be contracting with a local company to establish a website presence. We anticipate that our website will feature all of our available services and product lines, and that it will serve as a showcase for some of our most outstanding projects, and give customers ideas for decorating options. The website will also provide a forum for customers to contact us, request information and obtain quotes for work.

To expand our marketing activities, we intend to acquire a professional trade show booth to take to local homebuilder shows. We plan to have the booth developed by a professional designer to showcase our products and services. We hope to cultivate our existing and prospective relationships with our clients so that we become their primary source for new and referral work.

Our plan of operation depends on our ability to generate revenues. We believe that we will generate increased revenues in the next three months. Any revenues generated will be used to increase our marketing activities as well as expand our operations.

We had cash of $41,380 as of September 30, 2001. In the opinion of management, available funds will satisfy our working capital requirements through March 2002. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to expand our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues.

We are not currently conducting any research and development activities, other than the development of our website. We do not anticipate conducting such activities in the near future. We do not anticipate that we will purchase or sell any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

=================================== =========================================
               Property                        September 30, 2001
----------------------------------- -----------------------------------------
Cash                                                                 $41,380
----------------------------------- -----------------------------------------
Property and Equipment, net                                          $21,189
=================================== =========================================

Our Facilities. Our headquarters are located at 9005 Oak Drive, Bismarck, North Dakota, 58503. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Certain Relationships and Related Transactions
----------------------------------------------

Ross Lang, our president, treasurer and one of our directors, currently provides office space to us at no charge. We do not believe that Mr. Lang expects to be paid or reimbursed for providing office facilities.

Ross Lang, our president, treasurer and one of our directors, is the spouse of Bonnie Lang, our vice-president, secretary and one of our directors. Susan Scherr, one of our directors, is the sister of Bonnie Lang.

On January 14, 1993, we acquired our assets and liabilities from Mr. Lang in exchange for 40,000 shares of common stock.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

     o    disclosing such transactions in prospectuses where required;
     o disclosing in any and all filings with the Securities and Exchange Commission, where required;
     o    obtaining disinterested directors' consent; and
     o    obtaining shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.
When this registration statement becomes effective, we will be a reporting company pursuant to the Securities Exchange Act of 1934. We will be required file annual, quarterly and periodic reports with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no outstanding shares of our common stock that can be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is forty-two.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information, in such form including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to the Company for our president and our other executive officers.

=================================== ====== =============== ========== ======================= =======================
Name and Principal Position         Year   Annual Salary    Bonus ($)      Other Annual       All Other Compensation
                                                ($)                      Compensation ($)
----------------------------------- ------ --------------- ---------- ----------------------- -----------------------
Ross Lang - president, treasurer    2001      $47,500          None            None                    None
----------------------------------- ------ --------------- ---------- ----------------------- -----------------------
Bonnie Lang - secretary             2001      $10,500          None            None                    None
=================================== ====== =============== ========== ======================= =======================

Compensation of Directors. Directors who are also our employees receive no extra compensation for service on our Board of Directors. Susan Scherr is a non-employee director of the company, for which she does not earn a salary.

Employment Contracts. We anticipate that we will enter into an employment agreement with Ross Lang and Bonnie Lang. However, we have not negotiated the specific terms or conditions of any such employment agreements. We anticipate that we will enter into such agreements when, and if, our revenue production is sufficient to justify such agreements.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------



                            R LANG CONSTRUCTION, INC.


                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                            R LANG CONSTRUCTION, INC.


                                    CONTENTS





                                                                         PAGE
                                                                        ------

Financial Statements (Unaudited)

     Balance Sheet                                                        29

     Statements of Operations                                             30

     Statements of Cash Flows                                             31

     Notes to Financial Statements                                      32 - 33

                            R LANG CONSTRUCTION, INC.


                                  BALANCE SHEET

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)

                                     ASSETS
                                     -----
Current assets
   Cash                                                          $       41,380
   Advances to officer                                                   38,450
   Inventory                                                             70,000
                                                                  -------------
    Total current assets                                                149,830

Property and equipment
   Machinery and equipment                                               75,867
   Office equipment                                                       4,522
   Less:  accumulated depreciation                                      (59,200)
                                                                  -------------
        Property and equipment, net                                      21,189

Other assets                                                                ---
                                                                  -------------

    Total assets                                                  $     171,019
                                                                  =============



                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------

Current liabilities
   Accounts payable and accrued expenses                          $       5,500
   Line of credit                                                       189,883
                                                                  -------------
    Total current liabilities                                           195,383

Commitments and contingencies

Stockholders' Deficit
    Preferred stock, $.001 par value;
       Authorized shares-- 50,000,000
       Issued and outstanding shares-- 0                                    ---
    Common stock, $.001 par value;
       Authorized shares-- 100,000,000
       Issued and outstanding shares-- 14,550,000                        14,550
    Additional paid-in capital                                           33,750
    Accumulated deficit                                                 (72,664)
                                                                  -------------

       Total stockholders' deficit                                      (24,364)
                                                                  -------------

          Total liabilities and stockholders' deficit             $     171,019
                                                                  =============






                 See accompanying notes to financial statements.

                            R LANG CONSTRUCTION, INC.


                            STATEMENTS OF OPERATIONS

                                   (UNAUDITED)


                                                   THREE MONTHS ENDED SEPTEMBER 30,      NINE MONTHS ENDED SEPTEMBER 30,
                                                  ---------------------------------     ----------------------------------
                                                       2001                2000               2001               2000
                                                  ---------------     -------------     ---------------     --------------
Revenues                                          $      131,073      $     312,610     $       361,743     $      726,750

Cost of goods sold                                        86,011            249,523             273,957            577,477
                                                  ---------------     -------------     ---------------     --------------

Gross profit                                              45,062             63,087              87,786            149,273

Operating expenses
   Consulting services                                    33,000                ---              35,800                ---
   Depreciation                                            1,790              1,838               5,375              5,515
   Equipment fuel and expense                              4,339              5,339              10,400             10,972
   Insurance                                                 ---              5,580               8,644              6,560
   Interest                                                1,020              1,065               3,019              3,195
   Occupancy                                                 375                375               1,125              1,125
   Office supplies and expense                               240              2,609               5,298              3,876
   Payroll and related expenses                           43,575             28,513              85,519             78,701
   Professional fees                                       3,588                350               6,078                840
   Repairs and maintenance                                 1,376                363               4,417              3,097
   Taxes, licenses and permits                               189                 50               1,710              4,015
   Telephone and utilities                                   905              2,000               2,713              3,568
                                                  ---------------     -------------     ---------------     --------------

    Total operating expenses                              90,397             48,082             170,098            121,464
                                                  ---------------     -------------     ---------------     --------------

Income (Loss) from operations                            (45,335)            15,005             (82,312)            27,089
                                                  ---------------     -------------     ---------------     --------------

Provision for income tax expense (benefit)                   ---                ---                 ---                ---
                                                  ---------------     -------------     ---------------     --------------

Net income (loss)/Comprehensive income (loss)
                                                  $       (45,335)    $      15,005     $       (82,312)    $       27,089
                                                  ===============     =============     ===============     ==============

Net income  (loss)/comprehensive  income (loss)
per common share-- basic and diluted              $           ---     $        0.38     $           ---     $         0.68
                                                  ===============     =============     ===============     ==============

Weighted  average of common  shares-- basic and
diluted                                                14,550,000            40,000          10,569,800             40,000
                                                  ===============     =============     ===============     ==============

Pro  forma  net   income   (loss)/comprehensive
income  (loss)  per  common  share-- basic  and
diluted                                           $           ---     $         ---     $           ---     $          ---
                                                  ===============     =============     ===============     ==============

Pro forma  weighted  average of common shares--
basic and diluted                                      14,550,000        14,550,000          14,550,000         14,550,000
                                                  ===============     =============     ===============     ==============







                 See accompanying notes to financial statements.

                            R LANG CONSTRUCTION, INC.


                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                                             ---------------------------------------
                                                                                     2001                2000
                                                                                     ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                         $       (82,312)      $         27,089
   Adjustments  to  reconcile  net  loss to net cash  used in  operating activities
    Cost of services paid with common stock                                            2,800                    ---
    Occupancy costs contributed by officer                                             1,125                  1,125
    Depreciation                                                                       5,375                  5,515
    Changes in operating assets and liabilities
       Decrease in inventory                                                           4,253                  5,332
       Increase in accounts payable and accrued expenses                               3,500                     75
                                                                             ---------------        ---------------

          Net cash provided (used) by operating activities                           (65,259)                39,136
                                                                             ---------------        ---------------

CASH FLOWS FROM INVESTING ACTIVITIES                                                     ---                    ---
                                                                             ---------------        ---------------

          Net cash provided (used) by investing activities                               ---                    ---
                                                                             ---------------        ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock                                             37,500                    ---
   Net advances from/(to) officer                                                    (47,769)                 9,906
   Net borrowings/(payments) on line of credit                                       123,040                (25,300)
   Distributions to stockholder                                                       (6,132)                (5,280)
                                                                             ---------------        ---------------

          Net cash provided by financing activities                                  106,639                (20,674)
                                                                             ---------------        ---------------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                                        41,380                 18,462

CASH AND CASH EQUIVALENTS, beginning of period                                           ---                    ---
                                                                             ---------------        ---------------

CASH AND CASH EQUIVALENTS, end of period                                     $        41,380        $        18,462
                                                                             ===============        ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW   INFORMATION
    Income taxes paid                                                        $           ---        $           ---
                                                                             ===============        ===============
    Interest paid                                                            $         3,019        $         3,195
                                                                             ===============        ===============





                 See accompanying notes to financial statements.

                            R LANG CONSTRUCTION, INC.


                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)

Note 1 - NATURE OF OPERATIONS

         R Lang Construction, Inc. (the "Company"), an S Corporation, acts primarily as a subcontractor to residential real estate properties in the cities of Bismarck and Mandan, North Dakota. The Company is located in Bismarck, North Dakota.

NOTE 2 - BASIS OF PRESENTATION

         The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the years ended December 31, 2001 and 2000. For further information, these financial statements and the related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2000 and 1999 included in the Company's registration statement filing on Form SB-2.

NOTE 3 - COMMITTMENTS AND CONTINGENCIES

         The Company occupies office space within an officer's residence. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the officer's total monthly costs. These amounts are shown in the accompanying statements of operations for the three and nine months ending September 30, 2001 and 2000. These costs are considered additional contributions of capital by the Company and the officer.

NOTE 4 - RELATED PARTY TRANSACTIONS

         On occasion, the stockholder may loan or withdraw funds from the Company. These advances are non-interest bearing, and are to be repaid as cash becomes available. Accordingly, these amounts are shown in the accompanying balance sheets of the Company.

         As discussed in Note 3, the Company occupies office space within and officer's residence. The allocated amounts for occupancy costs are shown in the accompanying statements of operations for the three and nine months ending September 30, 2001 and 2000.

                            R LANG CONSTRUCTION, INC.


                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)

Note 5 - COMMON STOCK

         On May 9, 2001, the Company under a resolution of the board of directors amended its articles of incorporation and increased the amount of authorized shares of its common stock from 50,000 to 100,000,000 with a par value of $0.001 per share. In addition, the Company authorized 50,000,000 shares of preferred stock with a par value of $0.001 per share.

         On May 11, 2001, the Company adopted a 200 for 1 forward split of its outstanding common stock thereby increasing its issued and outstanding shares from 40,000 to 8,000,000. In addition, the Company issued 2,800,000 shares of its common stock to its directors and founders for consulting services rendered in connection with their services of the Company since its inception. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value between the Company and its directors and founders.

         On July 10, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on May 31, 2001, the Company issued 3,750,000 shares of its common stock at $0.01 per share for a total of $37,500.

                            R LANG CONSTRUCTION, INC.


                         REPORT AND FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

                            R LANG CONSTRUCTION, INC.


                                    CONTENTS





                                                                         PAGE
                                                                         -----

Report of Independent Accountant                                           36

Financial Statements:

     Balance Sheets                                                        37

     Statements of Operations                                              38

     Statements of Changes in Stockholder's Equity                         39

     Statements of Cash Flows                                              40

     Notes to Financial Statements                                      41 - 43

                        Report of Independent Accountant



To the Stockholder of
R Lang Construction, Inc.


         I have audited the accompanying balance sheets of R Lang Construction, Inc., an S Corporation, as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

         I conducted my audits in accordance with generally accepted auditing standards in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R Lang Construction, Inc., an S Corporation, as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.



                                         /s/ Quintanilla

                                         A Professional Accountancy Corporation
                                         Laguna Niguel, California


                                         November 8, 2001

                            R LANG CONSTRUCTION, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999



                                     ASSETS
                                     ------

                                                                        2000               1999
                                                                        ----               ----
Current assets
   Cash                                                              $         ---      $         ---
   Advances to stockholder                                                  86,219            106,429
   Inventory                                                                74,253             87,982
                                                                     -------------      -------------

     Total current assets                                                  160,472            194,411

Property and equipment
   Machinery and equipment                                                  75,867             75,867
   Office equipment                                                          4,522              4,522
   Less:  accumulated depreciation                                         (53,850)           (46,500)
                                                                     -------------      --------------

      Property and equipment, net                                           26,539             33,889

Other assets                                                                   ---                ---
                                                                     -------------      -------------

     Total assets                                                    $     187,011      $     228,300
                                                                     =============      =============

                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

Current liabilities
   Bank overdraft                                                    $      45,202      $       4,764
   Accounts payable and accrued expenses                                     2,000              1,925
   Line of credit                                                           66,843            156,473
                                                                     -------------      -------------

     Total current liabilities                                             114,045            163,162

Commitments and contingencies                                                  ---                ---
                                                                     -------------      -------------

     Total liabilities                                                     114,045            163,162
                                                                     -------------      -------------

Stockholders' Equity
   Common stock, $1.00 par value;
     Authorized shares-- 50,000
     Issued and outstanding shares-- 40,000                                 40,000             40,000
   Additional paid-in capital                                               23,318             21,818
   Retained earnings                                                         9,648              3,320
                                                                     -------------      -------------

     Total stockholder's equity                                             72,966             65,138
                                                                     -------------      -------------

       Total liabilities and stockholder's equity                    $     187,011      $     228,300
                                                                     =============      =============




                 See accompanying notes to financial statements.

                            R LANG CONSTRUCTION, INC.

                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                          2000               1999
                                                                                          ----               ----
Revenues                                                                              $   1,038,828       $     961,439

Cost of goods sold                                                                          862,016             835,824
                                                                                      -------------       -------------

Gross profit                                                                                176,812             125,615

Operating expenses
   Depreciation                                                                               7,350               8,975
   Equipment fuel and expense                                                                13,441              10,202
   Equipment rental                                                                            ---                  350
   Insurance                                                                                  7,035              12,714
   Interest                                                                                   4,207               1,723
   Occupancy                                                                                  1,500               1,500
   Office supplies and expense                                                                3,882               1,328
   Payroll and related expenses                                                             109,343              95,141
   Professional fees                                                                          3,331               1,980
   Repairs and maintenance                                                                    4,250               4,978
   Taxes, licenses and permits                                                                5,558               9,618
   Telephone                                                                                  3,516               3,287
                                                                                      -------------       -------------

    Total operating expenses                                                                163,413             151,796
                                                                                      -------------       -------------

Income (loss) from operations                                                                13,399             (26,181)

Other income                                                                                  3,723               1,824
                                                                                      -------------       -------------

Income (loss) before provision for income taxes                                              17,122             (24,357)

Provision for income taxes                                                                      ---                 ---
                                                                                      -------------       -------------

Net income (loss)/comprehensive income (loss)                                         $      17,122       $     (24,357)
                                                                                      =============       =============

Net income (loss)/comprehensive income (loss) per common share--  basic and
diluted                                                                               $        0.43       $       (0.61)
                                                                                      =============       =============

Weighted average of common shares-- basic and diluted                                        40,000              40,000
                                                                                      =============       =============

Pro forma net income (loss)/comprehensive income (loss) per common   share--
basic and diluted                                                                     $         ---       $         ---
                                                                                      =============       =============

Pro forma weighted average of common shares-- basic and diluted                          10,800,000          10,800,000
                                                                                      =============       =============




                 See accompanying notes to financial statements.

                            R LANG CONSTRUCTION, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                     YEARS ENDED DECEMBER 31, 2000 AND 1999



                                             Common Stock              Additional
                                     ---------------------------        Paid-In          RETAINED
                                         Shares          Amount         Capital          EARNINGS            Total
                                     -------------   ------------    ------------    ---------------     ------------
Balance, January 1, 1999                    40,000   $     40,000    $     20,318    $        35,577     $     95,895

Cost of occupancy
  contributed by stockholder                   ---            ---           1,500                ---            1,500

Stockholder distributions                      ---            ---             ---             (7,900)          (7,900)

Net loss/Comprehensive loss                    ---            ---             ---            (24,357)         (24,357)
                                     -------------   ------------    ------------    ---------------     ------------

Balance, December 31, 1999                  40,000   $     40,000    $     21,818    $         3,320     $     65,138
                                     -------------   ------------    ------------    ---------------     ------------
Cost of occupancy
  contributed by stockholder                   ---            ---           1,500                ---            1,500

Stockholder distributions                      ---            ---             ---            (10,794)         (10,794)

Net income/Comprehensive
  income                                       ---            ---             ---             17,122           17,122
                                     -------------   ------------    ------------    ---------------     ------------

Balance, December 31, 2000                  40,000   $     40,000    $     23,318    $         9,648     $     72,966
                                     =============   ============    ============    ===============     ============






                 See accompanying notes to financial statements.

                            R LANG CONSTRUCTION, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                          2000               1999
                                                                                          ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                                  $        17,122     $      (24,357)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Occupancy costs contributed by stockholder                                                  1,500              1,500
    Depreciation                                                                                7,350              8,975
    Changes in operating assets and liabilities
       (Increase) decrease in inventory                                                        13,729            (22,150)
       Increase (decrease) in bank overdraft                                                   40,438             (4,752)
       Increase in accounts payable and accrued expenses                                           75              1,481
                                                                                      ---------------     --------------

          Net cash provided by operating activities                                            80,214            (39,303)
                                                                                      ---------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment                                                            ---            (35,816)
                                                                                      ---------------     --------------

          Net cash used in investing activities                                                   ---            (35,816)
                                                                                      ---------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net receipts from (advances to) stockholder                                                 20,210            (13,158)
   Net borrowings (payments) on line of credit                                                (89,630)            96,177
   Distributions to stockholder                                                               (10,794)            (7,900)
                                                                                      ---------------     --------------

          Net cash used in financing activities                                               (80,214)            75,119
                                                                                      ---------------     --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                              ---                ---

CASH AND CASH EQUIVALENTS, beginning of period                                                    ---                ---
                                                                                      ---------------     --------------

CASH AND CASH EQUIVALENTS, end of period                                              $           ---     $          ---
                                                                                      ===============     ==============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes paid                                                                 $           ---     $          ---
                                                                                      ===============     ==============
    Interest paid                                                                     $         4,207     $        1,723
                                                                                      ===============     ==============




                 See accompanying notes to financial statements.

                            R LANG CONSTRUCTION, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - R Lang Construction, Inc. (the "Company"), an S Corporation, acts primarily as a subcontractor to residential real estate properties in the cities of Bismarck and Mandan, North Dakota. The Company The Company is located in Bismarck, North Dakota.

         Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Receivables - Receivables, if any, represent valid claims against debtors for sales or other charges arising on or before the balance-sheet date and are reduced to their estimated net realizable value. An allowance for doubtful accounts is computed on historical experience as a percentage (%) of sales when applicable.

         Inventory - Inventory, represented by small tools and equipment, is stated at the lower of cost or market; cost is based on the first-in, first-out method.

         Depreciation and Amortization - Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets acquired.

         Fair Value of Financial Instruments - The carrying value of cash on hand, accounts receivable, inventory, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Revenues - The Company recognizes its revenues on the completed-contract method of accounting in accordance with AICPA Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". Under this method, revenues are recognized only when a contract is completed or substantially complete. This method is preferred since the financial position and results of operations of the Company would not vary materially from the percentage-of-completion method as noted under SOP 81-1.

         Income Taxes - The Company, an S Corporation, is not a taxpaying entity for purposes of federal and state income taxes. Federal and state income taxes of the stockholder are computed on his total income from all sources including his distributive share from the Company; accordingly, no provision for income taxes is made in these statements.

                            R LANG CONSTRUCTION, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         Net Loss per Common Share - During 1999, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net income by the weighted average number of outstanding common shares during the year. The pro forma net income (loss) per common share is presented for analysis purposes within the Company's statements of operations in accordance with SFAS 128.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the proprietor to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - COMMITTMENTS AND CONTINGENCIES

         The Company occupies office space within the stockholder's residence. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the proprietor's total monthly costs. These amounts are shown in the accompanying statements of income for each respective year ending December 31, 2000 and 1999.


NOTE 3 - RELATED PARTY TRANSACTIONS

         On occasion, the stockholder may loan or withdraw funds from the Company. These advances are non-interest bearing, and are to be repaid as cash becomes available. Accordingly, these amounts are shown in the accompanying balance sheets of the Company.

         As discussed in Note 2, the Company occupies office space within the stockholder's residence. The allocated amounts for occupancy costs are shown in the accompanying statements of income for the years ending December 31, 2000 and 1999.

                            R LANG CONSTRUCTION, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999




Note 4 - SUBSEQUENT EVENTS

         On May 9, 2001, the Company under a resolution of the board of directors amended its articles of incorporation and increased the amount of authorized shares of its common stock from 50,000 to 100,000,000 with a par value of $0.001 per share. In addition, the Company authorized 50,000,000 shares of preferred stock with a par value of $0.001 per share.

         On May 11, 2001, the Company adopted a 200 for 1 forward split of its outstanding common stock thereby increasing its issued and outstanding shares from 40,000 to 8,000,000. In addition, the Company issued 2,800,000 shares of its common stock to its directors and founders for consulting services rendered in connection with their services of the Company since its inception. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value between the Company and its directors and founders.

         On July 10, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on May 31, 2001, the Company issued 3,750,000 shares of its common stock at $0.01 per share for a total of $37,500.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------

Our Board of Directors appointed Quintanilla Accountancy Corporation, independent accountant, to audit our financial statements for the years ended December 31, 1999 and December 31, 2000, and to review our financial statements for the nine month period ended September 30, 2001. Prior to our appointment of Quintanilla Accountancy Corporation as our auditor, our financial statements had not been audited.

There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

Legal Matters
-------------

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by MC Law Group, located in Newport Beach, California.

Experts
-------

Our financial statements for the years ended December 31, 1999 and December 31, 2000, appearing in this prospectus which is part of a Registration Statement have been audited by Quintanilla Accountancy Corporation, and are included in reliance upon such reports given upon the authority of Quintanilla Accountancy Corporation, as experts in accounting and auditing. Our financial statements for the nine month period ended September 30, 2001 appearing in this prospectus which is part of a Registration Statement have been reviewed by Quintanilla Accountancy Corporation, and are included in reliance upon such reports given upon the authority of Quintanilla Accountancy Corporation, as experts in accounting and auditing.

Additional Information
----------------------

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

Part II - Information Not Required In Prospectus
------------------------------------------------

Indemnification of Directors and Officers
-----------------------------------------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to our shareholders or us for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                 $13.26
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $500.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately             $10,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $5,000.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In May 2001, we completed a 200 for 1 forward split which increased shares of our common stock owned by Ross Lang, our president, treasurer and a member of our Board of Directors from 40,000 to 8,000,000 shares. Mr. Lang had acquired the 40,000 shares in 1993 in exchange for the assets of a sole proprietorship in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933, as amended.

In July 2001, we issued 2,800,000 shares of our common stock for founders' services valued at $2,800 to Bonnie Lang, Susan Scherr, Steve Wolff, Mark Bahmiller, Mark Setterlund, Delton Stein, Dan Saunders, and Don Vogel in transactions which we believe satisfy the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended.

In July 2001, we issued 3,750,000 shares of our common stock for $0.01 per share to thirty-three investors. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The offering price of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The net proceeds were $37,500.

Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.              Underwriting Agreement (not applicable)

3.1             Articles of Incorporation

3.2             Amendment No. 2 to the Articles of Incorporation Changing
                Authorized Capital

3.3             Bylaws

5.              Opinion Re: Legality

8.              Opinion Re: Tax Matters (not applicable)

11.             Statement Re: Computation of Per Share Earnings*

15.             Letter on unaudited interim financial information
                (not applicable)

23.1            Consent of Auditors

23.2            Consent of Counsel**

24. Power of Attorney is included on the Signature Page of the Registration Statement

*        Included in Financial Statements
**       Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
              Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration
                       Fee" table in the effective Registration Statement; and

              (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and we have authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Bismarck, North Dakota, on December 28, 2001.

                                  R. Lang Construction, Inc.,
                                  a North Dakota corporation


                                  By:      /s/ Ross Lang
                                           ------------------------------------
                                           Ross Lang
                                  Its:     president, treasurer, and a director




In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/ Ross Lang                                        December 28, 2001
--------------------------------------------
Ross Lang
president, treasurer and a director


/s/ Bonnie Lang                                      December 28, 2001
--------------------------------------------
Bonnie Lang
vice-president, secretary and a director


/s/ Susan Scherr                                     December 28, 2001
--------------------------------------------
Susan Scherr
Director